Exhibit 99.1

NEWS RELEASE

Contact:	Investor Relations
708.483.1300 Ext 1331

TreeHouse Foods, Inc. Reports Third Quarter 2019 Adjusted Earnings Per Diluted Share from Continuing Operations of $0.55

HIGHLIGHTS

•	Third quarter 2019 adjusted earnings per diluted share from continuing operations was $0.55, within the Company's guidance range and $(0.02) below third quarter 2018.

•
Third quarter 2019 loss per diluted share from continuing operations was $(1.08) compared to earnings per diluted share from continuing operations of $0.22 for the same period in 2018, driven by non-cash impairment charges of $88 million.

•	Third quarter volume improved sequentially compared to first half of 2019; TreeHouse anticipates sequential improvement to continue in Q4.

•
TreeHouse is revising its full year 2019 guidance, and now expects to report adjusted earnings per diluted share from continuing operations between $2.30 and $2.50 and net sales between $4.26 and $4.36 billion.

Oak Brook, IL, November 7, 2019 — TreeHouse Foods, Inc. (NYSE: THS) today reported third quarter GAAP loss per diluted share from continuing operations of $(1.08) compared to a GAAP earnings per diluted share from continuing operations of $0.22 reported for the third quarter of 2018. The Company had adjusted earnings per diluted share from continuing operations1 of $0.55 in the third quarter of 2019 compared to adjusted earnings per diluted share from continuing operations of $0.57 for the third quarter of 2018. Results for the quarter reflected non-cash impairment charges of $88 million (pre-tax) related to a write-down of long-lived assets in connection with two historical acquisitions, partially offset by tax planning and continued SG&A discipline.

"Third quarter adjusted earnings per diluted share from continuing operations fell within the range of our guidance, and I’m encouraged by the progress we are making around volumes. Excluding SKU rationalization and divestitures, our third quarter year-over-year shipments improved sequentially to (4.7)% versus (9.6)% in the first half of the year. Additionally, I'm pleased by the results of our ongoing commitment to deliver outstanding customer service," said Steve Oakland, Chief Executive Officer and President.

"The third quarter results also reflect two challenges: an unanticipated reduction in September orders and some temporary operational disruption as we aligned our manufacturing cost profile through workforce reductions. While these changes across our operations will contribute meaningfully to our future efficiency as we pivot the organization to volume growth, our near term results were challenged,” Mr. Oakland continued.

“It's important to note that on a nine-month year-to-date basis, our adjusted earnings per diluted share from continuing operations is up 32%, despite our net sales being down 7%” said Bill Kelley, Interim Chief Financial Officer. “Adjusted EBIT margin from continuing operations1 in the third quarter of 5.9% improved 10 basis points versus the prior year, reflecting our improved pricing execution, but this was below our internal expectations as we worked to align our production capacity with lower demand. The 140 basis point decline in adjusted SG&A expenses1 as a percent of net sales partly offset the operational shortfall, while a lower tax rate benefited the quarter by approximately $0.06.”

Both the Snacks business and the Ready-to-eat ("RTE") Cereal business qualified for discontinued operations treatment beginning in the third quarter, and as such, results for these businesses were excluded from continuing operations. Historical quarterly 2018 and 2019 income statements, segment information and GAAP to non-GAAP reconciliations to reflect the continuing operations of the business were provided in the Company’s 8-K filing dated October 22, 2019.

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1
Adjusted earnings per diluted share from continuing operations, adjusted EBIT margin from continuing operations, adjusted SG&A expense, organic net sales, and adjusted EBITDAS from continuing operations are Non-GAAP financial measures. See “Comparison of Adjusted Information to GAAP Information” for the definitions of the Non-GAAP measures, information concerning certain items affecting comparability, and reconciliations of the GAAP to Non-GAAP measures.

OUTLOOK

TreeHouse is revising its full year 2019 adjusted earnings from continuing operations guidance to $2.30 - $2.50 per diluted share. The Company anticipates sequential volume improvement will continue in the fourth quarter, where a pivot to growth is reflected in the midpoint of the guidance. However, 2019 net sales is now expected to be between $4.26 to $4.36 billion.

In regard to the outlook for the fourth quarter, TreeHouse anticipates adjusted earnings per diluted share from continuing operations in the $1.03 to $1.23 range, up approximately 13% year-over-year at the midpoint, and net sales between $1.11 to $1.21 billion, down approximately 3% year-over-year at the midpoint. Year-over-year volume growth in Beverages is expected to partially offset moderating declines in Baked Goods and Meal Solutions.

Mr. Oakland said, “We continue to make meaningful progress across the organization. Strengthening commercial relationships takes time, but our focus on delivering great customer service is paying off as our customer interface evolves from tactical execution toward more strategic, long-term discussions. We remain committed to our vision to be the supply chain for our customers' brands and to deliver upon our financial commitments of 1-2% revenue growth, greater than or equal to 10% earnings per share growth and at least $300 million in free cash flow in 2020 and beyond,” Mr. Oakland concluded.

MANAGEMENT CHANGES

In a separate press release issued today, TreeHouse announced that Bill Kelley, formerly Senior Vice President, Corporate and Operations Finance, was named Interim Chief Financial Officer.

THIRD QUARTER 2019 FINANCIAL RESULTS

Net sales for the third quarter of 2019 totaled $1,057.3 million compared to $1,117.9 million for the same period last year, a decrease of 5.4%. The change in net sales from 2018 to 2019 was due to the following:

	Three Months		Nine Months
	Percent	Percentage Change in Pounds	Percent	Percentage Change in Pounds
	(unaudited)		(unaudited)

Volume/mix excluding SKU rationalization	(4.7)%	(4.7)%	(6.2)%	(8.0)%
Pricing	0.3	—	0.8	—
Change in organic net sales[1]	(4.4)%	(4.7)%	(5.4)%	(8.0)%
SKU rationalization	(0.9)	(1.0)	(1.6)	(1.6)
Divestiture	—	—	(0.1)	(0.1)
Foreign currency	(0.1)	—	(0.1)	—
Total change in net sales	(5.4)%	(5.7)%	(7.2)%	(9.7)%

Organic net sales decreased 4.4% in the third quarter of 2019 driven by:

•
Volume/mix was unfavorable 4.7% year-over-year due to declines in the Meal Solutions and Baked Goods segments primarily due to distribution lost as a result of pricing actions taken in 2018. Shipped volume in pounds excluding the impact of SKU rationalization declined 4.7%.

•
Pricing was favorable 0.3% during the third quarter of 2019 compared to 2018 driven by pricing actions executed in early 2019 to cover commodity, freight, and packaging inflation, partially offset by competitive pressure in the Single serve beverage category.

Our efforts to simplify and rationalize low margin SKUs from our product portfolio contributed 0.9% to the overall year-over-year decline in net sales, primarily within our Baked Goods segment. Unfavorable foreign currency exchange contributed 0.1% to the year-over year decline in net sales.

Gross profit as a percentage of net sales was 17.6% in the third quarter of 2019, compared to 19.1% in the third quarter of 2018, a decrease of 1.5 percentage points. The decrease is primarily due to the reduction in volumes in the second half of the year, where associated headcount adjustments resulted in plant inefficiencies, higher material usage variances, and increased distressed inventory. We also had higher expenses associated with a change in regulatory requirements. These increases were partially offset by lower restructuring program expenses.
Total operating expenses as a percentage of net sales were 22.9% in the third quarter of 2019 compared to 15.7% in the third quarter of 2018, an increase of 7.2 percentage points. The increase is primarily attributable to non-cash impairment charges of $88.0 million for finite lived intangible asset impairment losses and property, plant, and equipment impairment losses in the Cookies and Dry Dinners asset groups, and a 2018 one-time gain on the divestiture of the McCann's business of $14.3 million. These increases were partially offset by lower costs associated with both TreeHouse 2020 and Structure to Win cost savings measures and restructuring programs, and lower freight costs due to a reduction in spot market usage.
Total other expense increased by $18.0 million to $41.8 million in the third quarter of 2019 compared to $23.8 million in the third quarter of 2018. The increase was primarily related to non-cash mark-to-market expense from hedging activities in 2019 compared to mark-to-market income in 2018, driven by interest rate swaps, and higher interest expense due to the non-cash write-off of debt issuance costs in association with the early payments on the Company's term loan in 2019. The increases were partially offset by a loss on debt extinguishment related to the repurchase of a portion of the 2022 and 2024 notes in the third quarter of 2018 that did not recur in 2019.
Income tax benefit was recognized at an effective rate of 37.4% in the third quarter of 2019 compared to 19.7% in the third quarter of 2018. The change in the Company’s effective tax rate for the three months ended September 30, 2019 compared to 2018 is primarily the result of a one-time tax benefit associated with repatriating to the U.S. customer based intangibles formally held by our Canadian subsidiaries, a change in the amount of valuation allowance recorded against certain deferred tax assets, and a change in the amount of executive compensation that is non-deductible for tax purposes.

Our effective tax rate may change from period to period based on recurring and non-recurring factors including the jurisdictional mix of earnings, enacted tax legislation, state income taxes, settlement of tax audits, and the expiration of the statute of limitations in relation to unrecognized tax benefits.

Net loss from continuing operations for the third quarter of 2019 was $61.0 million, compared to net earnings from continuing operations of $12.2 million for the same period of the previous year. Adjusted EBITDAS from continuing operations1 was $118.0 million in the third quarter of 2019, a 2.6% decrease compared to the third quarter of 2018. The decrease in adjusted EBITDAS was primarily due to lower volume and the related fixed cost impact, partially offset by lower freight costs due to lower spot market usage, cost savings from TreeHouse 2020 and Structure to Win initiatives, and pricing actions executed in early 2019 to cover commodity, freight, and packaging inflation.

Net loss from discontinued operations increased $107.2 million in the third quarter of 2019 compared to the third quarter of 2018. The increase is primarily the result of the non-cash pre-tax loss on the divestiture of the Snacks business of $97.5 million and the re-measurement of the expected disposal loss on the RTE Cereal business recognized as an impairment charge of $10.7 million during the three months ended September 30, 2019.

Cash provided by operating activities of continuing operations was $5.8 million in the first nine months of 2019 compared to $300.7 million in the first nine months of 2018, a decrease of $294.9 million. The decrease in cash during the first nine months of 2019 compared to the first nine months of 2018 is attributable to lower use of the receivables sales program, lower accounts payable, higher inventory, and higher incentive compensation payments. The Company's working capital management emphasis continues to be focused on driving faster collection of receivables, reducing inventory, and extending vendor payment terms.

The Company’s three and nine months 2019 and 2018 results included certain items noted below that, in management’s judgment, affect the assessment of earnings period-over-period.

RECONCILIATION OF DILUTED (LOSS) INCOME PER SHARE FROM CONTINUING OPERATIONS TO ADJUSTED DILUTED EARNINGS PER SHARE FROM CONTINIUNG OPERATIONS

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
	(unaudited)		(unaudited)
Diluted (loss) income per share from continuing operations (GAAP)	$(1.08)	$0.22	$(2.23)	$(0.74)
Impairment	1.56	—	1.56	—
Restructuring programs	0.43	0.72	1.59	2.13
Mark-to-market adjustments	0.22	(0.07)	0.95	(0.10)
Litigation matter	—	—	0.44	—
Change in regulatory requirements	0.10	—	0.10	—
Multiemployer pension plan withdrawal	—	—	0.07	—
Tax indemnification	0.02	0.03	0.02	0.05
Product recall	0.01	—	0.01	—
Acquisition, integration, divestiture, and related costs	—	(0.24)	—	(0.25)
Foreign currency loss (gain) on re-measurement of intercompany notes	0.01	(0.02)	(0.05)	0.04
CEO transition costs	—	—	—	0.23
Debt amendment and repurchase activity	—	0.03	—	0.12
Taxes on adjusting items	(0.72)	(0.10)	(1.18)	(0.51)
Adjusted diluted EPS from continuing operations (Non-GAAP)	$0.55	$0.57	$1.28	$0.97

THIRD QUARTER 2019 SEGMENT RESULTS

	Three Months Ended September 30,
	Baked Goods		Beverages		Meal Solutions
	2019	2018	2019	2018	2019	2018
	(unaudited, dollars in millions)
Net sales	$351.8	$377.1	$234.4	$236.3	$471.1	$504.5
Direct operating income	30.7	32.1	38.3	44.1	60.4	70.3
Direct operating income percent	8.7%	8.5%	16.3%	18.7%	12.8%	13.9%

The change in net sales from the third quarter of 2018 to the third quarter of 2019 was due to the following:

	Three Months Ended September 30,
	Baked Goods		Beverages		Meal Solutions
	Dollars	Percent	Dollars	Percent	Dollars	Percent
	(unaudited, dollars in millions)
2018 Net sales	$377.1		$236.3		$504.5
SKU rationalization	(9.2)	(2.4)%	(0.4)	(0.2)%	(0.7)	(0.1)%
Volume/mix excluding SKU rationalization	(21.7)	(5.7)	4.0	1.7	(34.5)	(6.9)
Pricing	5.8	1.5	(5.5)	(2.3)	2.5	0.5
Foreign currency	(0.2)	(0.1)	—	—	(0.7)	(0.1)
2019 Net sales	$351.8	(6.7)%	$234.4	(0.8)%	$471.1	(6.6)%

Baked Goods

Net sales in the Baked Goods segment decreased $25.3 million, or 6.7%, in the third quarter of 2019 compared to the third quarter of 2018. The change in net sales was due to unfavorable volume/mix mostly from lost distribution predominately in the In-store bakery, Bars, and Griddle categories, the efforts to simplify and rationalize low margin SKUs, and unfavorable foreign currency. This was partially offset by pricing actions taken to recover commodity, freight, and packaging inflation and a reduction in trade spending primarily in the In-store bakery and Refrigerated dough categories which favorably impacted pricing.

Direct operating income as a percentage of net sales increased 0.2 percentage points in the third quarter of 2019 compared to the third quarter of 2018. This increase was primarily due to pricing actions taken to recover commodity, freight, and packaging inflation and favorable mix due to the rationalization of low margin business. These improvements were partially offset by lower volumes.

Beverages

Net sales in the Beverages segment decreased $1.9 million, or 0.8%, in the third quarter of 2019 compared to the third quarter of 2018. The change in net sales was due to unfavorable pricing attributable to competitive pressure in the Single serve beverages category and the efforts to simplify and rationalize low margin SKUs, partially offset by an increase in volume/mix driven by category growth in Broth and distribution gains in Broth and Tea.

Direct operating income as a percentage of net sales decreased 2.4 percentage points in the third quarter of 2019 compared to the third quarter of 2018. The decrease primarily resulted from the continued impact of lower pricing in the Single serve beverages category. These declines were partially offset by lower commodity costs for resin, oils and ground coffee.

Meal Solutions

Net sales in the Meal Solutions segment decreased $33.4 million, or 6.6%, in the third quarter of 2019 compared to the third quarter of 2018. The change in net sales was due to unfavorable volume/mix from lost distribution primarily in the Pasta and Pickles categories, foreign currency, and the efforts to simplify and rationalize low margin SKUs. Higher pricing was a result of certain pricing actions taken to recover commodity, freight, and packaging inflation, muted in part by lower durum prices that were passed through to customers.

Direct operating income as a percentage of net sales decreased 1.1 percentage points in the third quarter of 2019 compared to the third quarter of 2018. The decrease was primarily due to higher operating costs and the fixed cost impact of lower volumes partially offset by lower direct selling, general and administrative expenses driven by lower marketing expense and cost savings due to the TreeHouse 2020 and Structure to Win initiatives, and lower freight due to reduced spot market usage.

YEAR TO DATE 2019 SEGMENT RESULTS

	Nine Months Ended September 30,
	Baked Goods		Beverages		Meal Solutions
	2019	2018	2019	2018	2019	2018
	(unaudited, dollars in millions)
Net sales	$1,058.7	$1,126.2	$684.4	$721.8	$1,406.3	$1,546.3
Direct operating income	107.5	89.9	122.8	129.3	163.2	185.9
Direct operating income percent	10.2%	8.0%	17.9%	17.9%	11.6%	12.0%

The change in net sales from the first nine months of 2018 to the first nine months of 2019 was due to the following:

	Nine Months Ended September 30,
	Baked Goods		Beverages		Meal Solutions
	Dollars	Percent	Dollars	Percent	Dollars	Percent
	(unaudited, dollars in millions)
2018 Net sales	$1,126.2		$721.8		$1,546.3
SKU rationalization	(32.1)	(2.9)%	(5.1)	(0.7)%	(15.0)	(1.0)%
Volume/mix excluding SKU rationalization	(57.3)	(5.1)	(19.7)	(2.7)	(132.0)	(8.5)
Pricing	23.3	2.1	(12.6)	(1.8)	14.9	0.9
Divestiture	—	—	—	—	(4.5)	(0.3)
Foreign currency	(1.4)	(0.1)	—	—	(3.4)	(0.2)
2019 Net sales	$1,058.7	(6.0)%	$684.4	(5.2)%	$1,406.3	(9.1)%

CONFERENCE CALL WEBCAST

A webcast to discuss the Company’s third quarter earnings will be held at 8:30 a.m. (Eastern Time) today. The live audio webcast and a supporting slide deck will be available on the Company’s website at www.treehousefoods.com/investors/investor-overview/default.aspx

DISCONTINUED OPERATIONS

On May 1, 2019, the Company entered into a definitive agreement to sell its RTE Cereal business, a component of the Baked Goods reporting segment, to Post Holdings, Inc. ("Post"). On August 1, 2019, the Company completed the sale of its Snacks business to Atlas Holdings, LLC. ("Atlas") for $90 million in cash, subject to customary purchase price adjustments. Both of these transactions are part of the Company's strategy to pursue portfolio optimization. Beginning in the third quarter of 2019, the results of operations of the Snacks and RTE Cereal businesses are presented as discontinued operations, and, as such, have been excluded from continuing operations and segment results for all periods presented. Refer to the Company’s 8-K filing dated October 22, 2019 for additional information.

COMPARISON OF ADJUSTED INFORMATION TO GAAP INFORMATION

The Company is not able to reconcile prospective adjusted earnings from continuing operations per diluted share (Non-GAAP) to projected reported diluted earnings from continuing operations per share without unreasonable effort due to the inherent uncertainty and difficulty of predicting the occurrence, financial impact, and timing of certain items impacting GAAP results.  These items include, but are not limited to, mark-to-market adjustments of derivative contracts, foreign currency exchange on the re-measurement of intercompany notes, or other non-recurring events or transactions that may significantly affect reported GAAP results.

The Company has included in this release measures of financial performance that are not defined by GAAP (“Non-GAAP”). A Non-GAAP financial measure is a numerical measure of financial performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with GAAP in the Company’s Condensed Consolidated Balance Sheets, Condensed Consolidated Statements of Operations, Condensed Consolidated Statements of Comprehensive Income (Loss), Condensed Consolidated Statements of Stockholders' Equity, and the Condensed Consolidated Statements of Cash Flows. The Company believes these measures provide useful information to the users of the financial statements as we also have included these measures in other communications and publications.

For each of these Non-GAAP financial measures, the Company provides a reconciliation between the most directly comparable GAAP measure and the Non-GAAP measure, an explanation of why management believes the Non-GAAP measure provides useful information to financial statement users, and any additional purposes for which management uses the Non-GAAP measure. This Non-GAAP financial information is provided as additional information for the financial statement users and is not in accordance with, or an alternative to, GAAP. These Non-GAAP measures may be different from similar measures used by other companies.

Organic Net Sales

Organic Net Sales is defined as net sales excluding the impacts of SKU rationalization, divestitures, and foreign currency. This information is provided in order to allow investors to make meaningful comparisons of the Company's sales between periods and to view the Company's business from the same perspective as Company management.

Adjusted SG&A Expense

Adjusted SG&A Expense is defined as selling and distribution, and general and administrative expense adjusted for items that, in management's judgment, significantly affect the assessment of selling, general and administrative expense between periods and to view the Company's business from the same perspective as Company management.

Adjusted Earnings Per Diluted Share from Continuing Operations, Adjusting for Certain Items Affecting Comparability

Adjusted earnings per diluted share from continuing operations (“adjusted diluted EPS”) reflects adjustments to GAAP (loss) income per diluted share from continuing operations to identify items that, in management’s judgment, significantly affect the assessment of earnings results between periods. This information is provided in order to allow investors to make meaningful comparisons of the Company’s earnings performance between periods and to view the Company’s business from the same perspective as Company management. As the Company cannot predict the timing and amount of charges that include, but are not limited to, items such as acquisition, integration, divestiture, and related costs, mark-to-market adjustments on derivative contracts, foreign currency exchange impact on the re-measurement of intercompany notes, restructuring programs, and other items that may arise from time to time that would impact comparability, management does not consider these costs when evaluating the Company’s performance, when making decisions regarding the allocation of resources, in determining incentive compensation, or in determining earnings estimates. The reconciliation of the GAAP measure of diluted (loss) income per share from continuing operations as presented in the Condensed Consolidated Statements of Operations, excluding certain items affecting comparability, to adjusted diluted earnings per share from continuing operations is presented above.

Adjusted Net Income from Continuing Operations, Adjusted EBIT from Continuing Operations, Adjusted EBITDAS from Continuing Operations, Adjusted Net Income Margin from Continuing Operations, Adjusted EBIT Margin from Continuing Operations and Adjusted EBITDAS Margin from Continuing Operations, Adjusting for Certain Items Affecting Comparability

Adjusted net income from continuing operations represents GAAP net (loss) income from continuing operations as reported in the Condensed Consolidated Statements of Operations adjusted for items that, in management’s judgment, significantly affect the assessment of earnings results between periods as outlined in the adjusted diluted EPS section above. This information is provided in order to allow investors to make meaningful comparisons of the Company’s earnings performance between periods and to view the Company’s business from the same perspective as Company management. This measure is also used as a component of the Board of Directors' measurement of the Company’s performance for incentive compensation purposes and is the basis of calculating the adjusted diluted EPS from continuing operations metric outlined above.

Adjusted EBIT from continuing operations represents adjusted net income from continuing operations before interest expense, interest income, and income tax expense. Adjusted EBITDAS from continuing operations represents adjusted net income from continuing operations before interest expense, interest income, income tax expense, depreciation and amortization expense, and non-cash stock-based compensation expense. Adjusted EBIT from continuing operations and adjusted EBITDAS from continuing operations are performance measures commonly used by management to assess operating performance, and the Company believes they are commonly reported and widely used by investors and other interested parties as a measure of a company’s operating performance between periods.

Adjusted net income margin from continuing operations, adjusted EBIT margin from continuing operations and adjusted EBITDAS margin from continuing operations are calculated as the respective metric defined above as a percentage of net sales as reported in the Condensed Consolidated Statements of Operations adjusted for items that, in management’s judgment, significantly affect the assessment of earnings results between periods as outlined in the adjusted diluted EPS from continuing operations section above.

A full reconciliation between the relevant GAAP measure of reported net (loss) income from continuing operations for the three and nine month periods ended September 30, 2019 and 2018 calculated according to GAAP, adjusted net income from continuing operations, adjusted EBIT from continuing operations, and adjusted EBITDAS from continuing operations is presented in the attached tables. Given the inherent uncertainty regarding adjusted items in any future period, a reconciliation of forward-looking financial measures to the most directly comparable GAAP measure is not feasible.

Free Cash Flow from Continuing Operations

In addition to measuring the Company’s cash flow generation and usage based upon the operating, investing, and financing classifications included in the Condensed Consolidated Statements of Cash Flows, we also measure free cash flow from continuing operations which represents net cash provided by operating activities from continuing operations less capital expenditures. The Company believes free cash flow is an important measure of operating performance because it provides management and investors a measure of cash generated from operations that is available for mandatory payment obligations and investment opportunities such as funding acquisitions, repaying debt, repurchasing outstanding senior debt, and repurchasing common stock. A reconciliation between the relevant GAAP measure of cash provided by operating activities from continuing operations for the nine months ended September 30, 2019 and 2018 calculated according to GAAP and free cash flow from continuing operations is presented in the attached tables.

ABOUT TREEHOUSE FOODS

TreeHouse Foods, Inc. is a leading manufacturer and distributor of private label packaged foods and beverages in North America. We have over 40 production facilities across the United States, Canada and Italy, and our vision is to be the undisputed solutions leader for custom brands for our customers. Our product portfolio includes shelf stable, refrigerated, frozen and fresh products, including baked goods (cookies, crackers, pretzels, refrigerated dough, frozen waffles, in-store bakery products and snack bars); beverages (broth, single serve hot beverages, ready-to-drink coffee, creamers and powdered drinks); and meal solutions (dressings, hot cereal, macaroni and cheese, pasta, pickles, sauces and side dishes). We have a comprehensive offering of packaging formats and flavor profiles, and we also offer natural, organic and preservative-free ingredients across almost our entire portfolio. Our purpose is to make high quality food and beverages affordable to all.

Additional information, including TreeHouse’s most recent statements on Forms 10-Q and 10-K, may be found at TreeHouse’s website, http://www.treehousefoods.com.

FORWARD-LOOKING STATEMENTS

This press release contains “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements and other information are based on our beliefs, as well as assumptions made by us, using information currently available. The words “anticipate,” “believe,” “estimate,” “project,” “expect,” “intend,” “plan,” “should,” and similar expressions, as they relate to us, are intended to identify forward-looking statements. Such statements reflect our current views with respect to future events and are subject to certain risks, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those described herein as anticipated, believed, estimated, expected, or intended. We do not intend to update these forward-looking statements following the date of this press release.

Such forward-looking statements, because they relate to future events, are by their very nature subject to many important factors that could cause actual results to differ materially from those contemplated by the forward-looking statements contained in this press release and other public statements we make. Such factors include, but are not limited to: the success of our restructuring programs, our level of indebtedness and related obligations; disruptions in the financial markets; interest rates; changes in foreign currency exchange rates; customer concentration and consolidation; raw material and commodity costs; competition; our ability to continue to make acquisitions in accordance with our business strategy; changes and developments affecting our industry, including consumer preferences; the outcome of litigation and regulatory proceedings to which we may be a party; product recalls; changes in laws and regulations applicable to us; disruptions in or failures of our information technology systems; labor strikes or work stoppages; and other risks that are set forth in the Risk Factors section, the Legal Proceedings section, the Management’s Discussion and Analysis of Financial Condition and Results of Operations section, and other sections of our Annual Report on Form 10-K for the year ended December 31, 2018, and from time to time in our filings with the Securities and Exchange Commission. You are cautioned not to unduly rely on such forward-looking statements, which speak only as of the date made when evaluating the information presented in this press release. TreeHouse expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein, to reflect any change in its expectations with regard thereto, or any other change in events, conditions or circumstances on which any statement is based.

FINANCIAL INFORMATION

TREEHOUSE FOODS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited, in millions, except per share data)

	September 30, 2019	December 31, 2018
Assets
Current assets:
Cash and cash equivalents	$45.1	$164.3
Receivables, net	305.2	351.3
Inventories	702.8	615.6
Prepaid expenses and other current assets	82.0	61.0
Assets of discontinued operations	133.9	485.8
Total current assets	1,269.0	1,678.0
Property, plant and equipment, net	1,080.2	1,142.3
Operating lease right-of-use assets	183.3	—
Goodwill	2,111.3	2,107.9
Intangible assets, net	576.9	656.4
Other assets, net	40.5	44.7
Total assets	$5,261.2	$5,629.3
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$529.6	$577.9
Accrued expenses	295.3	252.5
Current portion of long-term debt	11.7	1.2
Liabilities of discontinued operations	14.8	6.0
Total current liabilities	851.4	837.6
Long-term debt	2,158.0	2,297.4
Operating lease liabilities	166.2	—
Deferred income taxes	130.1	166.1
Other long-term liabilities	149.5	168.2
Total liabilities	3,455.2	3,469.3
Commitments and contingencies
Stockholders’ equity:
Preferred stock, par value $0.01 per share, 10.0 shares authorized, none issued	—	—
Common stock, par value $0.01 per share, 90.0 shares authorized, 56.2 and 56.0 shares issued and outstanding, respectively	0.6	0.6
Treasury stock	(83.3)	(83.3)
Additional paid-in capital	2,149.4	2,135.8
(Accumulated deficit) Retained earnings	(172.5)	204.0
Accumulated other comprehensive loss	(88.2)	(97.1)
Total stockholders’ equity	1,806.0	2,160.0
Total liabilities and stockholders’ equity	$5,261.2	$5,629.3

TREEHOUSE FOODS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, in millions, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Net sales	$1,057.3	$1,117.9	$3,149.4	$3,394.3
Cost of sales	871.0	903.9	2,577.7	2,753.6
Gross profit	186.3	214.0	571.7	640.7
Operating expenses:
Selling and distribution	61.2	73.4	191.2	246.8
General and administrative	51.5	60.4	199.9	208.7
Amortization expense	17.7	19.8	56.4	60.2
Asset impairment	88.0	—	88.0	—
Other operating expense, net	23.5	21.4	84.2	94.6
Total operating expenses	241.9	175.0	619.7	610.3
Operating (loss) income	(55.6)	39.0	(48.0)	30.4
Other expense:
Interest expense	27.3	26.1	78.5	82.5
Loss (gain) on foreign currency exchange	0.4	0.6	(1.3)	5.0
Other expense (income), net	14.1	(2.9)	50.5	(2.4)
Total other expense	41.8	23.8	127.7	85.1
(Loss) income before income taxes	(97.4)	15.2	(175.7)	(54.7)
Income tax (benefit) expense	(36.4)	3.0	(50.1)	(12.9)
Net (loss) income from continuing operations	(61.0)	12.2	(125.6)	(41.8)
Net loss from discontinued operations	(116.8)	(9.6)	(250.9)	(8.7)
Net (loss) income	$(177.8)	$2.6	$(376.5)	$(50.5)

Earnings (loss) per common share - basic:
Continuing operations	$(1.08)	$0.22	$(2.23)	$(0.74)
Discontinued operations	(2.07)	(0.17)	(4.46)	(0.15)
Net (loss) earnings per share diluted (1)	$(3.16)	$0.05	$(6.70)	$(0.90)

Earnings (loss) per common share - diluted:
Continuing operations	$(1.08)	$0.22	$(2.23)	$(0.74)
Discontinued operations	(2.07)	(0.17)	(4.46)	(0.15)
Net (loss) earnings per share diluted (1)	$(3.16)	$0.05	$(6.70)	$(0.90)

Weighted average common shares:
Basic	56.3	56.3	56.2	56.4
Diluted	56.3	56.7	56.2	56.4

Supplemental Information:
Depreciation and amortization	$50.8	$57.7	$157.3	$167.9
Stock-based compensation expense	5.5	4.6	17.5	27.0

(1) The sum of the individual per share amounts may not add due to rounding.

The following table reconciles the Company’s net (loss) income from continuing operations to adjusted net income from continuing operations, adjusted EBIT from continuing operations, and adjusted EBITDAS from continuing operations for the three and nine months ended September 30, 2019 and 2018:
TREEHOUSE FOODS, INC.
RECONCILIATION OF NET (LOSS) INCOME FROM CONTINUING OPERATIONS TO ADJUSTED NET INCOME, ADJUSTED EBIT AND ADJUSTED EBITDAS FROM CONTINUING OPERATIONS
(Unaudited, in millions)

		Three Months Ended September 30,		Nine Months Ended September 30,
		2019	2018	2019	2018
Net (loss) income from continuing operations (GAAP)		$(61.0)	$12.2	$(125.6)	$(41.8)
Impairment	(1)	88.0	—	88.0	—
Restructuring programs	(2)	24.3	40.7	89.9	120.1
Mark-to-market adjustments	(3)	12.4	(3.8)	53.6	(5.8)
Litigation matter	(4)	—	—	25.0	—
Change in regulatory requirements	(5)	5.5	—	5.5	—
Multiemployer pension plan withdrawal	(6)	—	—	4.1	—
Tax indemnification	(7)	1.4	1.7	1.8	2.9
Product recall	(8)	0.3	—	0.3	—
Acquisition, integration, divestiture, and related costs	(9)	—	(13.7)	0.2	(14.1)
Foreign currency loss (gain) on re-measurement of intercompany notes	(10)	0.4	(1.4)	(2.6)	1.9
CEO transition costs	(11)	—	—	—	13.0
Debt amendment and repurchase activity	(12)	—	1.8	—	6.8
Less: Taxes on adjusting items		(40.3)	(5.3)	(67.6)	(27.9)
Adjusted net income from continuing operations (Non-GAAP)		31.0	32.2	72.6	55.1
Interest expense		27.3	25.4	78.5	80.1
Interest income		(0.3)	(1.3)	(4.6)	(3.8)
Income tax (benefit) expense		(36.4)	3.0	(50.1)	(12.9)
Add: Taxes on adjusting items		40.3	5.3	67.6	27.9
Adjusted EBIT from continuing operations (Non-GAAP)		61.9	64.6	164.0	146.4
Depreciation and amortization	(13)	50.7	52.1	154.0	156.5
Stock-based compensation expense	(14)	5.4	4.5	17.0	16.8
Adjusted EBITDAS from continuing operations (Non-GAAP)		$118.0	$121.2	$335.0	$319.7

Adjusted net income margin from continuing operations		2.9%	2.9%	2.3%	1.6%
Adjusted EBIT margin from continuing operations		5.9%	5.8%	5.2%	4.3%
Adjusted EBITDAS margin from continuing operations		11.2%	10.8%	10.6%	9.4%

		Location in Condensed	Three Months Ended September 30,		Nine Months Ended September 30,
		Consolidated Statements of Operations	2019	2018	2019	2018
			(unaudited, in millions)
(1)	Impairment	Asset impairment	$88.0	$—	$88.0	$—
(2)	Restructuring programs	Other operating expense, net	23.7	35.3	84.4	108.2
		Cost of sales	0.6	4.4	3.8	8.6
		General and administrative	—	1.0	1.7	3.3
(3)	Mark-to-market adjustments	Other expense (income), net	12.4	(3.8)	53.6	(5.8)
(4)	Litigation matter	General and administrative	—	—	25.0	—
(5)	Change in regulatory requirements	Cost of sales	4.0	—	4.0	—
		Selling and distribution	1.2	—	1.2	—
		General and administrative	0.3	—	0.3	—
(6)	Multiemployer pension plan withdrawal	Cost of sales	—	—	4.1	—
(7)	Tax indemnification	Other expense (income), net	1.4	1.7	1.8	2.9
(8)	Product recall	General and administrative	0.3	—	0.3	—
(9)	Acquisition, integration, divestiture, and related costs	General and administrative	—	0.2	0.2	(0.5)
		Other operating expense, net	—	(13.9)	—	(13.6)
(10)	Foreign currency loss (gain) on re-measurement of intercompany notes	Loss (gain) on foreign currency exchange	0.4	(1.4)	(2.6)	1.9
(11)	CEO transition costs	General and administrative	—	—	—	13.0
(12)	Debt amendment and repurchase activity	General and administrative	—	—	—	0.2
		Other expense (income), net	—	1.1	—	4.2
		Interest expense	—	0.7	—	2.4
(13)	Depreciation included as an adjusting item	Cost of sales	0.1	4.6	1.7	8.1
		General and administrative	—	1.0	1.6	3.3
(14)	Stock-based compensation expense included as an adjusting item	General and administrative	0.1	0.1	0.5	10.2

TREEHOUSE FOODS, INC.
RECONCILIATION OF SG&A EXPENSE TO ADJUSTED SG&A EXPENSE
(Unaudited, in millions)

		Three Months Ended September 30,		Nine Months Ended September 30,
		2019	2018	2019	2018

Selling and distribution		$61.2	$73.4	$191.2	$246.8
General and administrative		51.5	60.4	199.9	208.7
Total Selling, general and administrative expense		112.7	133.8	391.1	455.5

Restructuring programs	(2)	—	1.0	1.7	3.3
Litigation matter	(4)	—	—	25.0	—
Change in regulatory requirements	(5)	1.5	—	1.5	—
Product recall	(8)	0.3	—	0.3	—
Acquisition, integration, divestiture, and related costs	(9)	—	0.2	0.2	(0.5)
CEO transition costs	(11)	—	—	—	13.0
Debt amendment and repurchase activity	(12)	—	—	—	0.2
Adjusted Selling, general and administrative expense		$110.9	$132.6	$362.4	$439.5
Percentage of Net Sales		10.5%	11.9%	11.5%	12.9%

TREEHOUSE FOODS, INC.
CASH FLOW KEY METRICS
(Unaudited, in millions)

	Nine Months Ended September 30,
	2019	2018
Net Cash Flows Provided By (Used In) :
Operating activities - from continuing operations	$5.8	$300.7
Investing activities - from continuing operations	(99.8)	(84.4)
Financing activities - from continuing operations	(141.3)	(250.8)
Cash flows from discontinued operations	111.6	(44.5)

TREEHOUSE FOODS, INC.
RECONCILIATION OF NET CASH PROVIDED BY OPERATING ACTIVITIES - CONTINUING OPERATIONS TO FREE CASH FLOW FROM CONTINUING OPERATIONS
(Unaudited, in millions)

	Nine Months Ended September 30,
	2019	2018

Cash flow provided by operating activities - continuing operations	$5.8	$300.7
Less: Capital expenditures	(104.8)	(118.5)
Free cash flow from continuing operations	$(99.0)	$182.2